Exhibit 99.1

NEWS RELEASE
Contacts:
Manuel Mondragon, Assistant VP of Finance
investorrelations@wtoffshore.com
713-297-8024

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T OFFSHORE REPORTS FOURTH QUARTER AND FULL

YEAR 2005 FINANCIAL AND OPERATIONAL RESULTS

HOUSTON — MARCH 16, 2006 — W&T Offshore, Inc. (NYSE: WTI) today announces record earnings, and provides financial and operational results for the fourth quarter and full year 2005. Some of the highlights include:

•	Proved reserves increased 5% to 491.5 Bcfe at year-end 2005 from proved reserves of 467.5 Bcfe at year-end 2004;

•	2005 reserve replacement ratio of 134%;

•	Fourth quarter 2005 net income increased 31.5% and EBITDA increased 18.0% over the fourth quarter of 2004.

“The year 2005 was a momentous one for W&T Offshore. We began the year with the completion of our initial public offering, which positioned us to pursue larger transactions, and finished it recovering from the aftermath of two category 5 hurricanes. In spite of the distractions, we achieved a drilling success rate of 79% by successfully drilling 23 of 29 wells, generated 5% reserve growth and had the best financial year in the Company’s history. Boosted by favorable commodity prices, our fourth quarter financial results were particularly solid, even with the significant production deferral following the hurricanes. In the midst of all these interruptions, we began the process that led to the signing of the merger agreement involving Kerr-McGee’s Gulf of Mexico properties, the largest transaction in the history of the Company. These achievements are due to the hard work and determination of all the employees at W&T. They all deserve the recognition of a job well done,” said Tracy W. Krohn, Chairman and Chief Executive Officer.

Net Income: Net income for the three months ended December 31, 2005 was $50.9 million, or $0.77 per diluted share, on revenues of $152.9 million, compared to net income of $38.7 million, or $0.59 per diluted share, on revenues of $138.9 million for the fourth quarter of 2004. Net income for the full year 2005 was $189.0 million, or $2.87 per diluted share, on revenues of $585.1 million, compared to net income of $149.5 million, or $2.27 per diluted share, on revenues of $508.7 million for 2004.

Cash Flow from Operations and EBITDA: Net cash provided by operating activities decreased 13% to $102.0 million during the fourth quarter from $117.5 million during the prior year’s fourth quarter. Fourth quarter EBITDA increased 18.0% to $121.6 million, compared to $103.0 million during the prior year’s fourth quarter. Net cash provided by operating activities for 2005 increased 17.7% to $444.0 million from $377.3 million in 2004. Full year 2005 EBITDA increased 19.2% to $472.3 million, compared to $396.1 million for the prior year. For additional information regarding EBITDA, please refer to the attached schedule later in this release for a reconciliation of net income to EBITDA.

Production and Prices: Total production in the fourth quarter of 2005 was 9.4 billion cubic feet (“Bcf”) of natural gas at an average price of $12.06 per thousand cubic feet (“Mcf”) and 0.7 million barrels (“MMBbls”) of oil and liquids at an average price of $55.87 per Bbl, or 13.6 billion cubic feet of gas equivalent (“Bcfe”) at an average price of $11.20 per Mcfe. This compares to production of 13.1 Bcf of gas at an average price of $7.00 per Mcf and 1.1 MMBbls of oil at an average price of $42.72 per Bbl, or 19.8 Bcfe at an average price of $7.04 per Mcfe in the fourth quarter of 2004. Sales volumes for all products were negatively impacted by the curtailment of production due primarily to Hurricanes Katrina and Rita, which reduced anticipated production in the fourth quarter of 2005 by approximately 11.7 Bcfe or 46% of anticipated production for the period.

For the full year 2005, total production was 46.5 Bcf of gas at an average price of $8.27 per Mcf and 4.1 MMBbls of oil and liquids at an average price of $48.85 per Bbl, or 71.1 Bcfe at an average price of $8.23 per Mcfe. This compares to 53.3 Bcf of gas at an average price of $6.18 per Mcf and 4.8 MMBbls of oil at an average price of $36.77 per Bbl, or 82.4 Bcfe at an average price of $6.16 per Mcfe for the full year 2004. The Company did not have any hedges in place in 2005 or 2004; however, in January 2006, the Company entered into commodity hedging arrangements in connection with the financing planned for the Kerr-McGee transaction. In 2005, the Company was forced to defer company-wide production of approximately 5.7 Bcfe during the third quarter and approximately 11.7 Bcfe during the fourth quarter as a result of Tropical Storm Cindy and Hurricanes Dennis, Katrina and Rita, or 20% of anticipated production for the entire year 2005.

Lease Operating Expenses (“LOE”): LOE for the fourth quarter of 2005 decreased to $19.5 million or $1.43 per Mcfe from $20.5 million or $1.04 per Mcfe in the fourth quarter of 2004. On a per unit basis, LOE increased during the fourth quarter of 2005 primarily due to lower volumes associated with the production deferrals caused by the hurricanes. LOE for the full year 2005 declined to $71.8 million or $1.01 per Mcfe compared to $73.5 million or $0.89 per Mcfe in 2004. Included in the 2005 period is approximately $1.9 million to repair damage to our facilities caused by Hurricanes Katrina and Rita. Of this amount, $1.7 million was included in the fourth quarter 2005.

Depreciation, depletion, amortization and accretion (“DD&A”): Depreciation, depletion, amortization and accretion increased to $45.0 million in the fourth quarter of 2005 from $43.7 million in the same period of 2004. DD&A for the full year 2005 was $183.8 million or $2.59 per Mcfe, compared to DD&A of $164.8 million or $2.00 per Mcfe for the full year 2004. The increase in DD&A on a per unit basis during the fourth quarter and full year of 2005 is in part a result of increased capital spending, higher drilling and service costs, and higher estimated future development cost.

Capital Expenditures, Acquisitions, and Drilling Highlights: During the fourth quarter of 2005, W&T spent $52.1 million for development activity, $37.3 million for exploration and $4.7 million for other capital expenditure items including acquisitions. For the full year 2005, $174.6 million was spent on development activity, $122.1 million on exploration and $27.0 million on other capitalized items including acquisitions.

During 2005, W&T completed an acquisition of an additional interest in the East Cameron 321 field from Marathon, and an acquisition of an additional interest in the Green Canyon 18 Field, which includes Ewing Bank blocks 988 and 944, and an interest in the Green Canyon 60 Field from BHP Billiton Petroleum (Americas) Inc.

For full year 2005, the Company achieved an exploration success rate of 77% by successfully drilling 17 of 22 exploration wells, which included two of four in the deepwater. W&T also drilled six of seven development wells in 2005, all of which were conventional shelf wells.

Reserves: In 2005, W&T replaced 134% of production. As of December 31, 2005, proved reserves were 491.5 Bcfe compared to proved reserves of 467.5 Bcfe as of December 31, 2004. Year-end 2005 proved reserves consist of 215.9 Bcf of natural gas (44% of proved reserves) and 45.9 million barrels, or 275.6 Bcfe of oil and liquids (56% of proved reserves). The present value of the proved reserves discounted at 10% and without deducting any future income taxes, is $2.4 billion based on year-end prices of

$9.73 per MMBtu of natural gas and $57.75 per Bbl of oil. Our estimates of proved reserves are based on a reserve report prepared by Netherland, Sewell & Associates, Inc., our independent petroleum consultants.

Our proved reserves as of December 31, 2005 are summarized in the table below.

	As of December 31, 2005
Classification of Reserves (1)	Oil and Liquids (MMBbls)	Gas (Bcf)	Total (Bcfe)	% of Total Proved	PV-10 (in millions)
Proved developed producing	8.5	69.0	120.1	24%	$737.0
Proved developed non-producing (2)	16.3	101.0	198.5	41%	1,055.4

Total proved developed	24.8	170.0	318.6	65%	1,792.4
Proved undeveloped	21.1	45.9	172.9	35%	624.1

Total proved	45.9	215.9	491.5	100%	$2,416.5

(1)	Totals may not add due to rounding
(2)	Includes 23.5 Bcfe of reserves with a PV-10 of $134.3 million at December 31, 2005 shut-in because of Hurricanes Katrina and Rita in 2005

2005 Reserve Reconciliation:

	Oil and Liquids (MBbls)	Natural Gas (MMcf)
Proved reserves as of December 31, 2004	39,981	227,573
Revisions of previous estimates	2,456	5,546
Extensions, discoveries and other additions	5,920	25,120
Purchase of producing properties	1,665	4,229
Production	(4,085)	(46,548)

Proved reserves as of December 31, 2005	45,937	215,920

Proved developed reserves as of December 31, 2005	24,773	169,995

Mr. Krohn continued, “As we look to 2006, we are excited about our numerous opportunities to significantly increase our production and reserves. Our inventory of high quality exploration and development projects is substantially larger than any we have had in the past. In addition, once we complete the pending acquisition of Kerr-McGee’s Gulf of Mexico properties, we can leverage our demonstrated capability for successfully exploiting acquired assets.”

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Thursday, March 16, 2006 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate, dial (303) 262-2211 a few minutes before the call begins. Or listen to a live broadcast from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available until March 23, 2006. To access the replay, dial. (303) 590-3000 and use the pass code 11054969.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 100 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market position and conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, prospects unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2004 (www.sec.gov)

- Tables to Follow -

W&T Offshore, Inc.

Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(In thousands, except per share amounts)
	(Unaudited)
Consolidated Statement of Income
Revenues:
Oil and natural gas	$152,820	$139,287	$584,564	$508,195
Other	40	(432)	572	520

Total revenues	152,860	138,855	585,136	508,715
Expenses:
Lease operating	19,505	20,519	71,758	73,475
Gathering, transportation cost and production taxes	2,516	3,634	12,702	14,099
Depreciation, depletion, and amortization	42,804	41,341	174,771	155,640
Asset retirement obligation accretion	2,233	2,338	9,062	9,168
General and administrative	9,231	11,685	28,418	25,001

Total operating expenses	76,289	79,517	296,711	277,383

Income from operations	76,571	59,338	288,425	231,332

Net interest income (expense)	1,133	(318)	1,601	(1,842)

Income before income taxes	77,704	59,020	290,026	229,490

Income tax expense	26,847	20,344	101,003	80,008

Net income	50,857	38,676	189,023	149,482

Preferred stock dividends	—	300	—	900

Net income applicable to common shareholders	$50,857	$38,376	$189,023	$148,582

Earnings per common share:
Basic	$0.77	$0.73	$2.91	$2.82

Diluted	$0.77	$0.59	$2.87	$2.27

Shares Outstanding
Weighted average shares	65,971	52,612	64,982	52,604

Weighted average shares - fully diluted	65,980	65,950	65,971	65,942

Consolidated Cash Flow Information
Net cash provided by operating activities	$101,971	$117,486	$444,043	$377,275
Capital expenditures	94,144	111,257	323,743	284,847

Other Financial Information
EBITDA	$121,608	$103,017	$472,258	$396,140

We define EBITDA as net income plus income tax expense, net interest expense, depreciation, depletion, amortization and accretion. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net income	$50,857	$38,676	$189,023	$149,482
Income tax expense	26,847	20,344	101,003	80,008
Net interest (income) expense	(1,133)	318	(1,601)	1,842
Depreciation, depletion, amortization and accretion	45,037	43,679	183,833	164,808

EBITDA	$121,608	$103,017	$472,258	$396,140

W&T Offshore, Inc.

Operating Data

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(In thousands, except per share amounts)
	(Unaudited)
Operating Data
Net sales:
Natural gas (MMcf)	9,399	13,085	46,548	53,348
Oil (MBbls)	706	1,115	4,085	4,847
Total natural gas and oil (MMcfe)	13,639	19,775	71,060	82,432

Average daily equivalent sales (MMcfe/d)	148.2	214.9	194.7	225.2

Average realized sales price:
Natural gas ($/Mcf)	$12.06	$7.00	$8.27	$6.18
Oil ($/Bbl)	55.87	42.72	48.85	36.77
Natural gas equivalent ($/Mcfe)	11.20	7.04	8.23	6.16

Average per Mcfe data ($/Mcfe):
Lease operating expenses	$1.43	$1.04	$1.01	$0.89
Gathering, transportation cost and production taxes	0.18	0.18	0.18	0.17
Depreciation, depletion, amortization and accretion	3.30	2.21	2.59	2.00
General and administrative	0.68	0.59	0.40	0.30
Net cash provided by operating activities	7.48	5.94	6.25	4.58
EBITDA	8.92	5.21	6.65	4.81

W&T OFFSHORE, INC.

Consolidated Balance Sheets

	December 31,
	2005	2004
	(In thousands)
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$187,698	$64,975
Accounts receivable	83,623	71,714
Prepaid expenses and other	12,503	9,293

Total current assets	283,824	145,982

Property and equipment - at cost	1,486,865	1,147,367
Less accumulated depreciation, depletion and amortization	717,583	543,154

Net property and equipment	769,282	604,213

Other assets	11,414	10,589

Total assets	$1,064,520	$760,784

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$143,049	$107,220
Asset retirement obligations	39,653	27,489
Accrued liabilities and other	48,990	21,738

Total current liabilities	231,692	156,447

Long-term debt	40,000	35,000
Asset retirement obligations, less current portion	112,621	114,937
Deferred income taxes	134,395	92,093
Other liabilities	2,429	2,429
Shareholders’ equity:
Preferred stock	—	45,435
Common stock	1	—
Additional paid-in capital	52,332	6,478
Retained earnings	491,050	307,965

Total shareholders’ equity	543,383	359,878

Total liabilities and shareholders’ equity	$1,064,520	$760,784

W&T OFFSHORE, INC.

Consolidated Statements of Cash Flows

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(In thousands)
	(Unaudited)
Operating activities:
Net income	$50,857	$38,676	$189,023	$149,482
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	45,037	43,679	183,833	164,808
Amortization of debt issuance costs	80	115	342	461
Share-based compensation	29	—	419	391
Loss on disposal of equipment	11	—	11	—
Deferred income taxes	9,785	18,499	42,302	40,189
Changes in operating assets and liabilities	(3,828)	16,517	28,113	21,944

Net cash provided by operating activities	101,971	117,486	444,043	377,275

Investing activities:
Investment in oil and gas property and equipment	(93,743)	(109,392)	(322,984)	(282,510)
Proceeds from sales of oil and gas property and equipment	770	3,008	2,547	3,127
Purchases of furniture, fixtures and other	(401)	(1,865)	(759)	(2,337)
Change in restricted deposits	(90)	1,815	(277)	1,854

Net cash used in investing activities	(93,464)	(106,434)	(321,473)	(279,866)

Financing activities:
Borrowings of long-term debt	40,000	51,800	42,550	212,100
Repayments of borrowings of long-term debt	—	(16,800)	(37,550)	(244,100)
Dividends/distributions to shareholders	(1,319)	(1,482)	(3,958)	(4,450)
Equity offering costs	—	1,264	—	—
Debt issuance costs	—	—	(889)	—

Net cash provided by (used in) financing activities	38,681	34,782	153	(36,450)

Increase in cash and cash equivalents	47,188	45,834	122,723	60,959
Cash and cash equivalents, beginning of period	140,510	19,141	64,975	4,016

Cash and cash equivalents, end of period	$187,698	$64,975	$187,698	$64,975